Exhibit 99.1

Spansion Inc. Closes Notes Private Placements

Sunnyvale, Calif. – December 21, 2005 - Spansion Inc. (NASDAQ: SPSN), a provider of Flash memory solutions, today announced that it has closed private placements of an aggregate principal amount $175 million of its 12.75% Senior Subordinated Notes due April 15, 2016, which were sold at 90.828% of face to Advanced Micro Devices, Inc., and an aggregate principal amount of $250 million of its 11.25% Senior Notes due January 15, 2016, which were sold at 90.302% of face.

Spansion intends to use the net proceeds from the private placements of approximately $378 million to repay indebtedness owed to Advanced Micro Devices and for capital expenditures, working capital and general corporate purposes.

The Senior Notes were sold to qualified institutional buyers in compliance with Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Senior Notes and Senior Subordinated Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Interest on the Senior Notes is payable semiannually in arrears on January 15 and July 15, beginning July 15, 2006. Interest on the Senior Subordinated Notes is payable semi annually in arrears on April 15 and October 15, beginning April 15, 2006.

Prior to January 15, 2011, Spansion may redeem some or all of the Senior Notes and Senior Subordinated Notes at a price equal to 100 percent of the principal amount plus accrued and unpaid interest plus a “make-whole” premium. Thereafter, Spansion may redeem some or all of the Senior Notes and Senior Subordinated Notes at any time for cash at specified prices plus accrued and unpaid interest. In addition, prior to January 15, 2009, Spansion may redeem up to 35 percent of the Senior Notes and Senior Subordinated Notes from the proceeds of certain equity offerings at 111.25 percent and 112.75 percent of the principal amount thereof, respectively, plus accrued and unpaid interest.

Holders of the Senior Notes and the Senior Subordinated Notes have the right to require Spansion to repurchase all or a portion of the Notes in the event that Spansion undergoes a change of control at a repurchase price of 101 percent of the principal amount plus accrued and unpaid interest.

For more information, please contact:

Investor Contact:

Bob Okunski

bob.okunski@spansion.com

408.749.2278

Media Contacts:

Michele Landry

michele.landry@spansion.com

408.749.5331

Hill & Knowlton

Stefan Anikewich

Stefan.anikewich@hillandknowlton.com

212-885-0505

Spansion, the Spansion logo, and combinations thereof, are trademarks of Spansion LLC. Other names used are for informational purposes only and may be trademarks of their respective owners.

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